Exhibit 5.1

[                 , 2014]

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607

Attention:	C. Howard Nye, President and
Chief Executive Officer

Ladies and Gentlemen:

We have served as North Carolina counsel to Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), in connection with certain matters relating to the registration statement on Form S-4, Registration No. 333-194288 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of up to 22,935,392 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to an Agreement and Plan of Merger dated as of January 27, 2014 (the “Merger Agreement”) among the Company, Texas Industries, Inc., a Delaware corporation (“TXI”), and Project Holdings, Inc., a North Carolina corporation (“Merger Sub”) which provides for the merger (the “Merger”) of Merger Sub with and into TXI in which all shares of TXI common stock outstanding at the effective time of the Merger would be converted into the right to receive Common Stock at an exchange ratio of 0.70 of a share of Common Stock for each share of TXI common stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Amended and Restated Articles of Incorporation of the Company, as amended, the Restated Bylaws of the Company, resolutions of the Board of Directors of the Company adopted on January 27, 2014, the Merger Agreement and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

In rendering the opinions set forth below, we have also assumed that (i) prior to the issuance of any of the Shares pursuant to the Merger Agreement the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and (ii) if issued in physical form, certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock

Robinson Bradshaw & Hinson, P.A.    101 North Tryon Street, Suite 1900  ■  Charlotte, NC 28246  ■  704.377.2536

Martin Marietta Materials, Inc.
[ ], 2014

and registered by such transfer agent and registrar or, if issued in book entry form, an appropriate account statement evidencing such Shares credited to the recipients’ accounts maintained with the transfer agent has been issued by said transfer agent.

Based upon the foregoing, and subject to all the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares will, when issued in exchange for shares of TXI common stock in accordance with the terms and conditions set forth in the Merger Agreement, have been duly authorized and validly issued and will be fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

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